                                                                      EXHIBIT 99

news release                                             Anthem, Inc.
                                                         120  Monument Circle
                                                         Indianapolis, IN  46204
                                                         Tel  317 488-6390
                                                         Fax  317 488-6460

                                                   [Anthem(R) LOGO APPEARS HERE]



Contacts: Investor Relations
          Tami Durle, 317-488-6390

          Media
          Lauren Green-Caldwell, 317-488-6321

Anthem, Inc. Reports Record Results for Fourth Quarter and Full Year 2001

     . Earnings per share increased 56% in the fourth quarter and 51% for the full year before net realized gains and non-recurring items

     . Operating gain increased 67% in the fourth quarter and 74% for the full year

     .    Same store membership increased 10% to 7.9 million in 2001

     .    Operating cash flow exceeded $650 million in 2001

     .    Board approves $400 million stock repurchase program

     .    EPS guidance for 2002 increased by $0.10, to $3.65 - $3.75 per share


Indianapolis, IN - February 6, 2002 - Anthem, Inc. (NYSE: ATH) today reported that net income for the fourth quarter of 2001 increased 21% to $87.7 million, or $0.85 per share, compared with net income of $72.2 million, or $0.70 per share, for the fourth quarter of 2000. Net income, excluding net realized gains and other non-recurring items, for the fourth quarter of 2001 increased 56% to $99.0 million, or $0.95 per share, compared with $63.8 million, or $0.61 per share, for the fourth quarter of 2000.

Full year net income increased 51% to $342.2 million, or $3.30 per share, compared with net income of $226.0 million, or $2.18 per share, for full year 2000. Net income, excluding net realized gains and other non-recurring items, increased 51% to $314.1 million, or $3.03 per share, compared with $209.1 million, or $2.01 per share, for full year 2000.

"This was Anthem's first quarter as a public company and we are very pleased with the results. We are confident that our strategy to grow profitable enrollment while maintaining a disciplined focus on our business operations should assure continued momentum in our future results," said Larry C. Glasscock, president and chief executive officer of Anthem, Inc.

                             Consolidated Highlights

  . Operating revenue increased 12% to $2.6 billion in the fourth quarter of 2001, compared with the fourth quarter of 2000. The increase was primarily attributable to same store membership growth of approximately 10%, coupled with disciplined pricing. For the full year 2001, operating revenue was $10.1 billion, an increase of 18% over the prior year.

     . The benefit expense ratio increased 80 basis points, to 82.7% in the fourth quarter of 2001, compared with the fourth quarter of 2000. For full year 2001, the benefit expense ratio improved 20 basis points to 84.5%, compared with the same period in 2000. Days in claims payable were 64.4 days at December 31, 2001, up 0.9 days from September 30, 2001.

     . The administrative expense ratio improved 290 basis points to 20.1% in the fourth quarter of 2001, compared with 23.0% in the same period of 2000. The improvement reflects growth in operating revenue and membership gains without corresponding increases in administrative expenses. For the full year 2001, the administrative expense ratio improved 160 basis points to 19.6%.

     . Operating gain was $107.1 million in the fourth quarter of 2001, an increase of 67% compared with an operating gain of $64.2 million in the same period of 2000. For the full year 2001, operating gain increased 74% to $319.5 million, compared with $184.1 million for the full year 2000. All operating segments contributed to the strong earnings growth in 2001.

     . The strength in operating gain and revenue growth resulted in a 4.1% operating margin in the fourth quarter of 2001, which was the best quarterly operating margin reported by Anthem in its history. For the full year 2001, operating margin was 3.2%, a 100 basis point improvement compared to the full year 2000.

                          Operating Segment Highlights

Midwest Segment Highlights

The Midwest segment is comprised of health benefit and related business for members in Indiana, Kentucky and Ohio.

------------------------------------------------------------------------------------------------------
                                      Three Months Ended                    Twelve Months Ended
($ in Millions)                           December 31                           December 31
                               --------------------------------       --------------------------------
                                   2001         2000     Change           2001         2000     Change
                                   ----         ----     ------           ----         ----     ------
Operating Revenue              $1,332.0     $1,166.8         14%      $5,093.0     $4,460.5         14%
Operating Gain                    $42.2        $27.3         55%        $161.5        $87.8         84%
Operating Margin                    3.2%         2.3%        90 bp         3.2%         2.0%       120 bp
Membership (in 000s)              4,854        4,454*        9%

*Excludes 128,000 TRICARE members
--------------------------------------------------------------------------------------------------------

     . Fourth quarter of 2001 operating revenue increased 14% compared to the fourth quarter of 2000, primarily due to premium rate increases and membership growth in Local Large Group and Small Group businesses.

     . Operating gain was $42.2 million in the fourth quarter of 2001, an increase of 55% compared to the same period in 2000. The improvement was primarily due to revenue growth and enhanced operational efficiency.

     . On a same store basis, membership increased 9% in 2001. Membership increases were primarily due to favorable retention and growth across all customer segments.

East Segment Highlights

The East segment is comprised of health benefit and related business for members in Connecticut, New Hampshire and Maine.

-------------------------------------------------------------------------------------------------------
                                      Three Months Ended                     Twelve Months Ended
($ in Millions)                          December 31                             December 31
                                 -----------------------------        ---------------------------------
                                   2001        2000     Change            2001         2000      Change
                                   ----        ----     ------            ----         ----      ------
Operating Revenue                $967.5      $844.1         15%       $3,667.3     $2,921.9          26%
Operating Gain                    $50.1       $39.6         27%         $128.8       $103.8          24%
Operating Margin                    5.2%        4.7%        50 bp          3.5%         3.6%        (10) bp
Membership (in 000s)              2,260       2,093         8%
----------------------------------------------------------------------------------------------------------

     . Operating revenue increased 15%, to $967.5 million, in the fourth quarter of 2001, compared with the fourth quarter of 2000. This growth was primarily due to premium rate increases in the Local Large Group business and membership growth across all customer segments.

     . Operating gain in the fourth quarter of 2001 reached $50.1 million, a 27% improvement compared with the same period in 2000. This growth was driven by improved underwriting results in Local Large Group business, exiting the Medicare + Choice market on January 1, 2001, and profitable enrollment growth, particularly in New Hampshire.

     . Membership at December 31, 2001 grew by 8%, compared with December 31, 2000, reflecting growth in Local Large Group, National Accounts, and Small Group businesses.

West Segment Highlights

The West segment is comprised of health benefit and related business for members in Colorado and Nevada.

-------------------------------------------------------------------------------------------------
                                      Three Months Ended                  Twelve Months Ended
($ in Millions)                          December 31                          December 31
                                 ----------------------------        ----------------------------
                                   2001       2000     Change          2001       2000     Change
                                   ----       ----     ------          ----       ----     ------
Operating Revenue                $206.1     $163.1         26%       $774.4     $622.4         24%
Operating Gain                     $9.8       $1.1          -         $20.1       $2.5          -
Operating Margin                    4.8%       0.7%       410 bp        2.6%       0.4%       220 bp
Membership (in 000s)                769        595         29%
---------------------------------------------------------------------------------------------------

     . Fourth quarter of 2001 operating revenue increased 26% compared with the same period in 2000, due to membership growth in both Local Large and Small Group businesses, coupled with premium rate increases.

     . Fourth quarter of 2001 operating gain reached $9.8 million resulting in a 4.8% operating margin. This was the best quarterly performance reported in this segment since the acquisition of Blue Cross and Blue Shield of Colorado/Nevada in November 1999. The significant improvement in operating gain was primarily due to the 29% increase in membership and improved underwriting results.

     . Membership at December 31, 2001 was 769,000, an increase of 29% in 2001 primarily due to expansion in National Accounts and Local Large Group businesses.

Specialty Segment Highlights

The Specialty segment includes pharmacy benefit management, group life, dental and vision operations of the company.

------------------------------------------------------------------------------------------------
                                     Three Months Ended                  Twelve Months Ended
($ in Millions)                         December 31                          December 31
                                ----------------------------        ----------------------------
                                  2001       2000     Change          2001       2000     Change
                                  ----       ----     ------          ----       ----     ------
Operating Revenue               $110.3      $88.0         25%       $396.1     $332.3         19%
Operating Gain                    $7.9      $10.9        (28%)       $32.9      $24.9         32%
Operating Margin                   7.2%      12.4%       (520) bp      8.3%       7.5%        80 bp
--------------------------------------------------------------------------------------------------------

     . Operating revenue increased 25% in the fourth quarter of 2001, compared with the fourth quarter of 2000, primarily due to the introduction in early 2001 of pharmacy benefit management services to the recent acquisitions of Colorado/Nevada and Maine.

     . Operating gain decreased 28% in the fourth quarter of 2001 compared with the fourth quarter of 2000, reflecting administrative start-up costs associated with the newly formed Vision business unit, and full absorption of costs not previously required to support the Specialty businesses, which became a separate reportable segment during 2001. The full year 2001 improvement compared with 2000 is primarily due to increased mail order prescription volume and the termination of a large life group.

Other Segment Highlights

The Other segment includes AdminaStar Federal, a subsidiary that administers Medicare programs, and Anthem Alliance, a subsidiary that provided health benefits and administration for military enrollees and their dependents in the TRICARE program that was sold on May 31, 2001. The segment also includes intersegment revenue and expense eliminations and corporate expenses not allocated to operating segments.

------------------------------------------------------------------------------------------------
                                     Three Months Ended                  Twelve Months Ended
($ in Millions)                         December 31                          December 31
                                ----------------------------        ----------------------------
                                  2001       2000     Change          2001       2000     Change
                                  ----       ----     ------          ----       ----     ------
Operating Loss                  ($2.9)     ($14.7)        80%       ($23.8)    ($34.9)        32%
-------------------------------------------------------------------------------------------------

     . Operating loss was lower in the fourth quarter of 2001 compared with the same period in 2000, primarily due to lower unallocated discretionary corporate expenses in 2001 and higher incentive compensation associated with above target consolidated results in 2000.

                              2002 Earnings Outlook

The company increased its 2002 earnings per share expectation to $3.65 - $3.75, including the impact of FAS 142. This reflects at least 15% growth on a comparable basis after taking into account a benefit of $0.15 related to amortization of goodwill in both 2001 and 2002. Earnings per share in the first quarter of 2002 is expected to be $0.80 - $0.85. The number of shares used to compute diluted earnings per share was 103.8 million for current and prior periods, while 105.0 million shares have been estimated for full year 2002.

                      $400 Million Stock Repurchase Program

Anthem's Board of Directors approved a common stock repurchase program. Under the program, management has been authorized to purchase up to $400 million worth of shares, subject to business and market conditions. Shares may be repurchased in the open market and in negotiated transactions during the next twelve months. The impact of any share repurchases have not been reflected in management's 2002 earnings per share expectations noted above.

--------------------------------------------------------------------------------


Basis of Presentation:

1.   All earnings per share amounts are on a diluted basis.

2. Same store membership growth excludes 128,000 members associated with the TRICARE business which was sold in 2001.

3.   Earnings per share calculations for current and prior periods were based on
     103.8 million diluted shares. The components of the 103.8 million are as follows: Anthem issued 48.1 million common shares to eligible statutory members and 55.2 million shares in the initial public offering, for a total of 103.3 million common shares issued and outstanding. Anthem issued 100 stock options to all non-executive employees in conjunction with the initial public offering, which contributed 0.3 million diluted shares for the fourth quarter. Additionally, the dilutive impact of the $230 million of equity security units issued during the initial public offering was 0.2 million shares.

4. The non-recurring items excluded from net income are the after-tax impact of gain on disposition of the TRICARE operations on May 31, 2001 and demutualization expenses in 2001.

5. Operating revenue is defined as premiums plus administrative fees and other revenue.

6. Operating gain is defined as operating revenue less benefit expense and administrative expense. Net investment income, net realized gains on investments, interest expense, amortization of goodwill and other intangible assets, gain on sale of subsidiary operations, demutualization expenses, and income tax expense are not included.

Conference call information is available on Anthem's web site, www.anthem.com, under Investor Relations.

This press release contains certain forward-looking information. Words such as "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include: trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Anthem undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by Anthem, found in Anthem's final Prospectus dated October 29, 2001, for the initial public offering, and in its periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect Anthem's business.

                                  Anthem, Inc.
                               Membership Summary

-----------------------------------------------------------------------------------------------------------
                                                                                          % Change
                                                                                  -------------------------
(in Thousands)                           Dec. 31,     Dec. 31,    Sept. 30,          Dec. 31,    Sept. 30,
                                             2001         2000         2001              2000         2001
                                      --------------------------------------      -------------------------
Local Large Group                           2,827        2,634        2,800                7%           1%
Small Group                                   813          775          818                5%          (1%)
Individual                                    701          650          688                8%           2%
National Accounts/1/                        2,903        2,468        2,890               18%           -
Medicare + Choice                              97          106          100               (8%)         (3%)
Federal Employee Program                      423          407          426                4%          (1%)
Medicaid                                      119          102          112               17%           6%
                                      --------------------------------------
Total  without TRICARE                      7,883        7,142        7,834               10%           1%
TRICARE/2/                                    -            128          -               (100%)          -
                                      --------------------------------------
Total with TRICARE                          7,883        7,270        7,834                8%           1%
                                      ======================================

Funding Arrangement

Self-Funded                                 4,052        3,481        4,048               16%           -
Fully Insured                               3,831        3,789        3,786                1%           1%
                                      --------------------------------------
Total                                       7,883        7,270        7,834                8%           1%
                                      ======================================
-----------------------------------------------------------------------------------------------------------

/1/ Includes BlueCard members of 1,626 as of December 31, 2001, 1,320 as of December 31, 2000, and 1,617 as of September 30, 2001.

/2/  TRICARE operations were sold effective May 31, 2001.

                                  Anthem, Inc.
                        Consolidated Statements of Income

($ in millions, except per share data)                        Three Months Ended
                                                                 December 31             % Change
---------------------------------------------------------------------------------------------------------
                                                              2001          2000
                                                          ---------------------------

Operating revenue and premium equivalents                   $3,628.8      $3,133.3         16%
                                                          ===========================

Premiums                                                    $2,378.7      $2,100.9         13%
Administrative fees                                            195.3         205.6         (5%)
Other revenue                                                   20.4          11.1         84%
                                                          ---------------------------
  Total operating revenue                                    2,594.4       2,317.6         12%

Benefit expense                                              1,967.1       1,719.7         14%
Administrative expense                                         520.2         533.7         (3%)
                                                          ---------------------------
  Total operating expense                                    2,487.3       2,253.4         10%
                                                          ---------------------------

Operating gain                                                 107.1          64.2         67%

Net investment income                                           68.2          54.4         25%
Net realized gains (losses) on investments                      (0.4)         12.8          -
Interest expense                                                18.4          13.5         36%
Amortization of goodwill and other intangible assets             7.7           8.9        (13%)
Demutualization expenses                                        11.0           -            -
                                                          ---------------------------

Income before income taxes and minority interest               137.8         109.0         26%

Income taxes                                                    50.2          35.9         40%
Minority interest (credit)                                      (0.1)          0.9          -
                                                          ---------------------------

Net income                                                     $87.7         $72.2         21%
                                                          ===========================

Diluted per share data:
  Net income                                                   $0.85         $0.70         21%
  Less: net realized gain on investments                        -             0.09          -
  Plus: demutualization expenses                                0.10          -             -
                                                          ---------------------------

  Adjusted net income                                          $0.95         $0.61         56%
                                                          ===========================

Diluted shares (in millions)                                   103.8         103.8          -
                                                          ===========================

Benefit expense ratio                                           82.7%         81.9%        80 bp
Administrative expense ratio:
  Calculated using operating revenue                            20.1%         23.0%      (290 bp)
  Calculated using operating revenue and
   premium equivalents                                          14.3%         17.0%      (270 bp)
Operating margin                                                 4.1%          2.8%       130 bp

                                  Anthem, Inc.
                        Consolidated Statements of Income

($ in millions, except per share data)                       Twelve Months Ended
                                                                 December 31                % Change
--------------------------------------------------------------------------------------------------------
                                                              2001          2000
                                                          ---------------------------
Operating revenue and premium equivalents                  $14,057.4     $11,800.1             19%
                                                          ===========================

Premiums                                                    $9,244.8      $7,737.3             19%
Administrative fees                                            817.3         755.6              8%
Other revenue                                                   58.2          50.6             15%
                                                          ---------------------------
  Total operating revenue                                   10,120.3       8,543.5             18%

Benefit expense                                              7,814.7       6,551.0             19%
Administrative expense                                       1,986.1       1,808.4             10%
                                                          ---------------------------
  Total operating expense                                    9,800.8       8,359.4             17%
                                                          ---------------------------

Operating gain                                                 319.5         184.1             74%

Net investment income                                          238.6         201.6             18%
Net realized gains on investments                               60.8          25.9              -
Gain on sale of subsidiary operations (TRICARE)                 25.0           -                -
Interest expense                                                60.2          54.7             10%
Amortization of goodwill and other intangible assets            31.5          27.1             16%
Demutualization expenses                                        27.6           -                -
                                                          ---------------------------

Income before income taxes and minority interest               524.6         329.8             59%

Income taxes                                                   183.4         102.2             79%
Minority interest (credit)                                      (1.0)          1.6              -
                                                          ---------------------------

Net income                                                    $342.2        $226.0             51%
                                                          ===========================

Diluted per share data:
  Net income                                                   $3.30         $2.18             51%
  Less: net realized gain on investments                        0.38          0.17              -
  Less: gain on sale of TRICARE                                 0.16          -                 -
  Plus: demutualization expenses                                0.27          -                 -
                                                          ---------------------------

  Adjusted net income                                          $3.03         $2.01             51%
                                                          ===========================

Diluted shares (in millions)                                   103.8         103.8              -
                                                          ===========================

Benefit expense ratio                                           84.5%         84.7%           (20 bp)
Administrative expense ratio:
  Calculated using operating revenue                            19.6%         21.2%          (160 bp)
  Calculated using operating revenue and
   premium equivalents                                          14.1%         15.3%          (120 bp)
Operating margin                                                 3.2%          2.2%           100 bp

                                  Anthem, Inc.
                           Consolidated Balance Sheets

                                                                                            December 31
----------------------------------------------------------------------------------------------------------------------
($ in millions)                                                                    2001                    2000
                                                                        ----------------------------------------------
Assets
Current assets:

  Investments available-for-sale, at fair value                                  $4,071.8                $3,511.3
  Cash and cash equivalents                                                         406.4                   203.3
  Receivables, net                                                                  790.5                   856.6
  Other current assets                                                               31.2                    53.1
                                                                        ----------------------------------------------
Total current assets                                                              5,299.9                 4,624.3

Property and equipment                                                              402.3                   428.8
Goodwill and other intangible assets                                                467.4                   498.9
Other noncurrent assets                                                             107.0                   156.5
                                                                        ----------------------------------------------
Total assets                                                                     $6,276.6                $5,708.5
                                                                        ==============================================

Liabilities and shareholders' equity

Liabilities
Current liabilities:

 Policy liabilities                                                              $1,716.5                $1,723.5
 Unearned income                                                                    320.6                   260.2
 Accounts payable and accrued expenses                                              331.0                   303.7
 Bank overdrafts                                                                    310.7                   250.5
 Income taxes payable                                                                52.4                    22.6
 Other current liabilities                                                          231.4                   237.5
                                                                        ----------------------------------------------
Total current liabilities                                                         2,962.6                 2,798.0

Long term debt, less current maturities                                             818.0                   597.5
Retirement benefits                                                                  96.1                   175.1
Other noncurrent liabilities                                                        339.9                   218.1
                                                                        ----------------------------------------------
Total liabilities                                                                 4,216.6                 3,788.7

Shareholders' equity

Common stock                                                                          1.1                    -
Additional paid in capital                                                        1,960.8                    -
Retained earnings                                                                    55.7                 1,848.6
Accumulated other comprehensive income                                               42.4                    71.2
                                                                        ----------------------------------------------
Total shareholders' equity                                                        2,060.0                 1,919.8
                                                                        ----------------------------------------------
Total liabilities and shareholders' equity                                       $6,276.6                $5,708.5
                                                                        ==============================================

                                  Anthem, Inc.
                      Consolidated Statements of Cash Flows

                                                                                   Twelve Months Ended December 31
------------------------------------------------------------------------------------------------------------------
($ in millions)                                                                        2001                2000
                                                                            --------------------------------------
Operating activities

Net income                                                                             $342.2              $226.0
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Net realized gains on investments                                                   (60.8)              (25.9)
    Gain on sale of subsidiary operations                                               (25.0)                -
    Depreciation, amortization and accretion                                            120.5               102.1
    Deferred income taxes                                                                71.4                36.6
    Loss on sale of assets                                                                3.1                 0.5
    Changes in operating assets and liabilities, net of
      effect of purchases and divestitures:
        Receivables                                                                     (28.0)              (70.7)
        Policy liabilities                                                              155.7               124.1
        Unearned income                                                                  66.7                22.3
        Other assets and liabilities                                                     13.9               271.7
                                                                            --------------------------------------
   Net cash provided by continuing operations                                           659.7               686.7
   Net cash used in discontinued operations                                              (5.1)               (2.2)
                                                                            --------------------------------------
Cash provided by operating activities                                                   654.6               684.5

Investing activities

Purchases of investments                                                             (3,957.3)           (3,544.8)
Sales or maturities of investments                                                    3,484.6             2,925.2
Purchase of subsidiaries, net of cash acquired                                           (4.1)              (85.1)
Sale of subsidiaries, net of cash sold                                                   45.0                 5.4
Proceeds from sale of property and equipment                                              4.1                11.5
Purchases of property and equipment                                                     (70.4)              (73.3)
                                                                            --------------------------------------
Cash used in investing activities                                                      (498.1)             (761.1)

Financing activities

Proceeds from long term borrowings                                                        -                 295.9
Payments on long term borrowings                                                          -                (220.4)
Net proceeds from common stock issued in initial public offering                      1,890.4                 -
Net proceeds from issuance of equity security units                                     219.8                 -
Payments to eligible statutory members in the demutualization                        (2,063.6)                -
                                                                            --------------------------------------
Cash provided by financing activities                                                    46.6                75.5
                                                                            --------------------------------------

Change in cash and cash equivalents                                                     203.1                (1.1)
Cash and cash equivalents at beginning of period                                        203.3               204.4
                                                                            --------------------------------------
Cash and cash equivalents at end of period                                             $406.4              $203.3
                                                                            ======================================